Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ModusLink Global Solutions, Inc.:

We consent to the use of our reports dated October 14, 2009, with respect to the consolidated balance sheets of ModusLink Global Solutions, Inc. and subsidiaries (the Company) as of July 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended July 31, 2009, and the effectiveness of internal control over financial reporting as of July 31, 2009, incorporated by reference in this Registration Statement on Form S-8.

/s/    KPMG LLP

Boston, Massachusetts

January 19, 2010